TERMINATION OF MANAGEMENT SERVICES AGREEMENT

This Agreement is made and entered into effective as of the 1st day of December, 2009 (the “Effective Date”), by and between Ryland Oil Corporation (“Ryland”), Eternal Energy Corp. (“EERG”) and Brad Colby (“Colby”).  Ryland, EERG, Colby and Roadrunner Oil and Gas (USA), Inc. (“Roadrunner”) entered into that certain Management Services Agreement effective as of the 1st day of October, 2008, (the “Management Services Agreement”).  By separate agreement, Roadrunner and Colby exercised their right to terminate the Management Services Agreement among and between themselves.  Ryland, EERG and Colby now desire to exercise their right to terminate the Management Services Agreement among and between themselves.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of the Management Services Agreement. Pursuant to rights granted to them under the Management Services Agreement, Ryland, EERG and Colby, for and on behalf of themselves and their subsidiaries, affiliates, directors, officers, employees, agents, successors and assigns, individually and collectively, hereby terminate the Management Services Agreement among and between themselves, as of the Effective Date.    Therefore, as of the Effective Date the parties hereto are hereby released and discharged from any and all rights and obligations among and between themselves arising under the Management Services Agreement.  Further, as of the Effective Date, the parties hereto release and forever discharge each other and each other's subsidiaries, affiliates, directors, officers, employees, agents, attorneys, successors and assigns from any and all claims, rights, demands and damages of any kind or nature arising out of the execution, delivery, performance, operation and/or termination of the Management Services Agreement.

2. Miscellaneous.  This Agreement shall be binding upon the parties, their legal representatives, successors and assigns.  This Agreement and all matters and issues collateral thereto shall be construed according to the laws of the State of Colorado, United States of America. The parties agree that the District Court of the County of Arapahoe, Colorado, United States of America shall have exclusive jurisdiction, including in personam jurisdiction, and shall be the exclusive venue for any and all controversies and claims arising out of or relating to this Agreement or a breach thereof, except as otherwise unanimously agreed upon by the parties. If any party shall commence any action or proceeding against another party in order to enforce the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees.

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In Witness Whereof, the parties hereto have executed this Agreement effective as of the day and year first above written.

Ryland Oil Corporation:

By:	/s/ Gerald J. Shields
Gerald J. Shields, President

Eternal Energy Corp.:

By:	/s/ Brad Colby
Brad Colby, President

Brad Colby:

/s/ Brad Colby
Brad Colby